Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267299

Supplement to the Prospectus dated September 21, 2022

Petróleos Mexicanos

Exchange Offer

for

U.S.$1,984,688,669 aggregate amount of 8.750% Notes due 2029 jointly and severally guaranteed by

Pemex Exploración y Producción, Pemex Transformación Industrial and Pemex Logística

(and their respective successors and assignees)

THE EXCHANGE OFFER HAS BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2022.

This supplement supplements Petróleos Mexicanos’ prospectus dated September 21, 2022. Upon and subject to the terms and conditions set forth in the prospectus, Petróleos Mexicanos, a productive state-owned company of the Federal Government of Mexico, which we refer to as the issuer, is making an offer to exchange, which we refer to as the exchange offer, registered 8.750% Notes due 2029 (the “New Securities”) for any and all outstanding 8.750% Notes due 2029 of the issuer that were originally issued on June 2, 2022 (the “Old Securities”).

Deutsche Bank Trust Company Americas, the exchange agent for the exchange offer (the “Exchange Agent”), has informed the issuer that as of 5:00 p.m., New York City time on October 19, 2022, approximately U.S. $1,857,591,394.00 of the Old Securities had been tendered in the exchange offer. This amount represents approximately 93.60% of the outstanding Old Securities.

The exchange offer is being made in order to satisfy certain of the issuer’s obligations under the Registration Rights Agreements referred to in the prospectus. Terms used but not defined herein shall have the same meanings as set forth in the prospectus.

The issuer is extending the expiration date applicable to the exchange offer. The new expiration date will be 5:00 p.m., New York City time, on October 21, 2022, unless we further extend it.

The Withdrawal Date expired on October 19, 2022 at 5:00 p.m., New York City time. Old Securities validly tendered pursuant to the exchange offer prior to the date hereof or henceforth and prior to the Expiration Date may not be withdrawn.

Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offer. This supplement should be read in conjunction with the prospectus.

This prospectus supplement does not constitute an offer to exchange securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Investing in the securities issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 11 of the prospectus.

Neither the U.S. Securities and Exchange Commission (the SEC) nor any state securities commission in the United States of America (the United States) has approved or disapproved the securities to be distributed in the exchange offer, nor have they determined that this supplement or the prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

October 20, 2022